                                                                   EXHIBIT 10.28

                             DATED: 16 DECEMBER 1998



                       COAL PENSION PROPERTIES LIMITED (1)
                       PEPTIDE THERAPEUTICS GROUP PLC (2)
                                 ---------------
                                   UNDERLEASE
                                   of Plot 200
                           Peterhouse Technology Park
                                  Fulbourn Road
                            Cherry Hinton, Cambridge

                                 ---------------

                      TERM COMMENCES:

                      FOR YEARS:          25

                      TERM EXPIRES:



Le Brasseur J Tickle
Drury House
34-43 Russell Street
London
WC2B 5HA
Tel  :  0171 240 5797
Ref  : pjg/leases/PeptideCoal

THIS UNDERLEASE dated 16 December 1998

                                   PARTICULARS

The Landlord:        COAL PENSION PROPERTIES LIMITED whose registered office is at 33 Cavendish Square London W1A 2NF

                     Company Regn No: 465783

The Tenant:          PEPTIDE THERAPEUTICS GROUP PLC whose registered office is
                     at 321 Cambridge Science Park Milton Road Cambridge CB4 4WG

                     Company Regn No: 2863682

The Plan:            The Plan annexed hereto

The Premises:        ALL THOSE PREMISES together with the building  thereon
                     situate at and known as Plot 200 Peterhouse Technology
                     Park Fulbourn Road Cambridge shown for the purpose of identification only edged in red on the Plan

The Estate:          The Peterhouse Technology Park shown edged in green on the
                     Plan (but excluding the Premises)

The Estate Road:     The roadway shown coloured brown on the Plan

The Term:            25 years from and including the

Initial Rent:        (pound)520,170.00 per annum

Review Dates:        The fifth tenth fifteenth and twentieth anniversaries of
                     the commencement of the Term

Interest Rate:       Four per centum per annum above the base lending rate of
                     Barclays Bank plc from time to time or such other UK bank as may be nominated from time to time by the Landlord

Permitted User       Use for any purpose falling within Class B1 of the Schedule to the Town and Country Planning (Use Classes) Order 1987 or such other use as shall first be approved by the Landlord such approval not to be unreasonably withheld or delayed

Superior Landlord:   The person for the time being entitled to the reversion
                     immediately expectant upon the determination of the term demised by the Superior Lease

Superior Lease:      The lease dated the 12th day of March 1998 made between
                     The Churchmanor Estates Company plc (1) and the Landlord
                      (2)

WITNESSETH as follows:-

1.                    DEFINITIONS AND INTERPRETATION
                      IN these Presents

1.1 The terms defined in this sub-clause and in the Particulars shall for all the purposes hereof have the meanings specified

          1.1.1 "Acceptable Group Company" where the Tenant's obligations under this Lease are guaranteed by a Group Company of the Tenant (the "Group Guarantor"), "Acceptable Group Company" means another Group Company of the Tenant which, in the reasonable opinion of the Landlord, is of financial standing equivalent to, or greater than, that of the Group Guarantor; or where the Tenant's obligations under this Lease are not guaranteed by a Group Company of the Tenant, "Acceptable Group Company" means a Group Company of the Tenant which, in the reasonable opinion of the Landlord, is of financial standing equivalent to, or greater than, that of the Tenant;

          1.1.2 "the Full Cost of Reinstatement" means the costs (including costs of shoring up demolition and site clearance architects' surveyors' and other professional fees and incidental expenses and Value Added Tax where applicable) which would be likely to be incurred in reinstating the Premises in accordance with the requirements of these Presents at the time when such reinstatement is likely to take place having regard to all relevant factors including any increases in building costs which might be expected to arise at any time up to the date upon which the Premises shall be fully rebuilt or reinstated

          1.1.3 "Deed of Guarantee" means a Deed of Guarantee in respect of the obligations of an assignee of the Premises containing the terms set out in the Ninth Schedule with the appropriate changes or such other terms as the Landlord may from time to time reasonably determine.

          1.1.4 "Group Company" means a company that is a member of the same group as the Landlord or the Tenant (as the case may require) within the meaning of S42 Landlord and Tenant Act 1954 in the form of that section as it exists at the date of this Lease;

          1.15 "the Insurers" means such reputable Insurance Company or underwriters as the Landlord may from time to time nominate

          1.1.6 "the Insurance Rent" means the rent payable by the Tenant in the manner set out in paragraph 2 of the Seventh Schedule

          1.1.7 "the Insured Risks" means (subject to the same being generally available in the U.K. insurance market with reputable insurers) risks in respect of loss or damage by fire lightning earthquake explosion aircraft (other than hostile aircraft) and other aerial devices or articles dropped therefrom riot and civil commotion and malicious damage storm or tempest flooding bursting or overflowing of water tanks apparatus or pipes flood impact by road vehicles property owner's and third party risks in relation thereto and such other insurable risks or insurance as may from time to time be reasonably required by the Landlord and "Insured Risk" shall be construed accordingly

          1.1.8 "the Loss of Rent" means the loss of the Rent and applicable Value Added Tax for such period (not being less than three years) as may be reasonably required by the Landlord from time to time having regard to the likely period required for reinstatement (in the event of both partial and total destruction of the Premises) in an amount which would take into account the Landlord's estimate of the potential increases in the Rent in accordance with the rent review hereinafter contained

          1.1.9 "the Perpetuity Period" means the period of eighty years commencing on the date of the Superior Lease or such longer period of the law may permit

          1.1.10 "the Planning Acts" means the Town and Country Planning Act 1990 the Planning (Hazardous Substances) Act 1990 the Planning (Listed Buildings and Conservation Areas) Act 1990 the Planning (Consequential Provisions) Act 1990 and all other Acts re-enacting or amending the same and all subordinate legislation made under the Planning Acts

          1.1.11 "Rent" means the Initial Rent or the rent ascertained in accordance with the Sixth Schedule and such term does not include the Insurance Rent but the term rents includes the Rent the Insurance Rent and any other sums reserved as rent by this lease

          1.1.12 "Service Channels" means all such flues sewers drains ditches pipes wires watercourses cables channels ducts and other conductors of services and plumbing and ventilating equipment and motors appurtenant thereto as are now existing or which may be constructed or laid within the Perpetuity Period

          1.1.13 "Specified Fixtures and Fittings" means those fixtures and fittings listed in the Thirteenth Schedule including where appropriate replacements for such fixtures and fittings

1.2       unless the context otherwise requires

          1.2.1 where there are two or more persons included at any time in the expression "the Tenant" covenants contained in these Presents which are expressed to be made by the Tenant shall be deemed to be made by such persons jointly and severally

          1.2.2 any reference to an Act of Parliament or statute except references to the Town and Country Planning (Use Classes) Order 1987 shall include any modification extension or re-enactment thereof for the time being in force and shall also include all instruments orders plans regulations permissions and directions for the time being made issued or given thereunder or deriving validity therefrom

          1.2.3 every obligation on the part of the Tenant in these Presents not to do or to refrain from doing specified acts or things shall include an obligation not to permit or suffer the same to be done

          1.2.4 the Landlord shall include the person for the time being entitled to the reversion immediately expectant on the determination of the Term

          1.2.5 the Tenant shall include its successors in title and permitted assigns and in the case of an individual shall include his personal representatives

          1.2.6 For all the purposes of these Presents the Term shall be calculated from the date specified in the Particulars

          1.2.7 the expression "these Presents" shall include this Lease (including the Schedules) and any document which is supplemental hereto or which is expressed to be collateral herewith or which is entered into pursuant to or in accordance with the terms hereof

          1.2.8 the Premises shall include each and every part thereof together with the appurtenances thereto belonging including the Specified Fixtures and Fittings and together also with any buildings and each and every part thereof now or hereafter erected or in the course of erection thereon or on any part thereof together with all additions alterations and improvements thereto which may be carried out during the Term or during any period of occupation immediately before the start of the Term under a licence or agreement for lease

          1.2.9 the expression "Value Added Tax" shall include any equivalent tax or duty from time to time replacing or supplementing the same

          1.2.10 In any case in which the consent or approval of the Landlord is required under this Lease the giving of such consent may be given conditionally upon the consent of the Superior Landlord being obtained so far as may be required under the terms of the Superior Lease and the Landlord shall at the request and cost of the Tenant use reasonable endeavours to obtain such consents or approvals whenever they may be required as soon as possible

          1.2.11 the rights reserved by the Second Schedule are also reserved to the Superior Landlord

          1.2.12 references to any right (or covenant to permit) the Landlord to enter the Premises shall extend to the Superior Landlord and to anyone authorised by the Superior Landlord or otherwise entitled where authorised to do so by the Superior Lease

          1.2.13 the singular shall include the plural and one gender shall include another

1.3 References to Schedules in this Lease are to the Schedules hereto and references to clauses and paragraphs are to clauses and paragraphs in this Lease

1.4 The headings to clauses and other parts of these Presents shall not affect the construction of these Presents

1.5       This instrument

          1.5.1 is executed as a deed and by its execution the parties authorise their solicitors to deliver it for them when it is dated

          1.5.2       was delivered when it was dated

1.6 This lease is a new tenancy for the purposes of the Landlord and Tenant (Covenants) Act 1995

2.        DEMISE AND REDDENDUM

IN consideration of the covenants and conditions hereinafter contained the Landlord HEREBY DEMISES unto the Tenant ALL THAT the Premises TOGETHER WITH the easements and other rights contained or referred to in the First Schedule EXCEPT AND RESERVING as mentioned in the Second Schedule TO HOLD the same unto the Tenant for the Term SUBJECT to all easements rights and privileges (if any) enjoyed by any adjoining or neighbouring lands and in particular (but without prejudice to the generality of the foregoing) to the provisions as are contained in the documents specified in the Eighth Schedule YIELDING AND PAYING therefor during the Term

2.1 the Rent by equal quarterly payments in advance on the usual quarter days in every year (by banker's standing order or direct debit if the Landlord shall so require) and proportionately for any period less than a year and

2.2       the Insurance Rent and

2.3 the Service Charge in accordance with the terms of the Tenth Schedule and

3.        TENANT'S COVENANTS

THE Tenant HEREBY COVENANTS with the Landlord to observe and perform the provisions of the Third Schedule and the obligations on the part of the Tenant contained in the Seventh and Tenth Schedules or otherwise arising by virtue of these Presents

4.        LANDLORD'S COVENANTS

THE Landlord HEREBY COVENANTS with the Tenant to observe and perform the provisions of the Fourth Schedule and the obligations on the part of the Landlord contained in the Seventh and Eleventh Schedules or otherwise arising by virtue of these Presents

5.        PROVISOS

PROVIDED ALWAYS and it is agreed and declared as set out in the Fifth Schedule

IN WITNESS whereof the Landlord the Tenant and the Surety have caused their respective common seals to be hereunto affixed the day and year first above written

                               THE FIRST SCHEDULE
                                (Rights Granted)
1.        RIGHTS OF WAY

          A right of way at all times with or without vehicles over and along the Estate Road for purposes of access to and egress from the Premises

2.        RIGHTS TO SERVICES

          The right to the free passage and running of water sewerage gas electricity and other services or supplies to and from the Premises in and through the Service Channels in under or through the Estate and the right during the Perpetuity Period to lay such further services under or through the Estate Road as the Tenant shall require and to make connection with such Service Channels or any of them for the purpose of exercising the said rights and all such rights of access for the Tenant and its employees and all persons from time to time authorised by the Tenant as may from time to time be reasonably required for the purpose of inspecting cleaning repairing maintaining and renewing such Service Channels but the enjoyment of such rights shall be subject to the Tenant or other the person or persons exercising the same or having the benefit thereof being liable to make good all damage to the Estate thereby occasioned with reasonable dispatch

3.        RIGHT TO SUPPORT

          The right of support and shelter and all other rights and privileges in the nature of easements and quasi-easements now enjoyed from all other parts of the Estate.

4.        RIGHT TO DISPLAY NAME

          The right to display the name of the Tenant or its business on the name board situated at or near to the entrance to the Estate.

                               THE SECOND SCHEDULE
                         (Rights Excepted and Reserved)

1.        RIGHT OF ENTRY

          The right to enter upon the Premises for all or any of the purposes mentioned in these Presents

2.        RIGHT TO SERVICES

          The right to the free passage and running of water sewerage gas electricity and other services or supplies through the Service Channels in under or through the Premises and to make connection with such Service Channels or any of them for the purpose of exercising the said rights and all such rights of access for the Landlord Superior Landlord and their employees and all persons from time to time authorised by them as may from time to time be reasonably required for the purpose of inspecting cleaning repairing maintaining and renewing such Service Channels but the enjoyment of such rights shall be subject to the Landlord Superior Landlord or other the person or persons exercising the same or having the benefit thereof being liable to make good all damage to the Premises thereby occasioned with reasonable dispatch.

3.        RIGHTS TO DEAL WITH REMAINDER OF THE ESTATE

          Notwithstanding anything herein contained the Landlord and all persons authorised by the Landlord shall have power without obtaining any consent from or making any compensation to the Tenant to deal as the Landlord may think fit with the remainder of the Estate and to erect thereon or on any part thereof any building whatsoever and to make any repairs alterations or additions and carry out any demolition or rebuilding whatsoever (whether or not affecting the light or air to the Premises) which the Landlord may think fit or desire to do PROVIDED THAT the Landlord in so doing will not in any way derogate from its grant or otherwise materially prejudice the Tenant's use of the Premises

4.        SUPERIOR LEASE

          The exceptions and reservations contained or referred to in the Superior Lease

                               THE THIRD SCHEDULE
                              (Tenant's Covenants)

1.        PAY RENTS AND INTEREST

          1.1 To pay the rents without deduction set-off or counterclaim at the times and in the manner aforesaid

          1.2 Save as provided in paragraph 6 of the Sixth Schedule and without prejudice to any other right remedy or power herein contained or otherwise available to the Landlord if any rents shall have become due but shall remain unpaid to pay on demand to the Landlord interest thereon at the Interest Rate from the date when the same became due and until payment thereof (as well after as before any judgment)

2.        PAY OUTGOINGS

2.1 To bear pay and discharge all existing and future rates taxes duties charges assessments impositions and outgoings of whatever kind payable to any authority whatsoever (whether or not of a capital or non-recurring nature) which now are or may at any time hereafter during the Term be charged levied assessed or imposed upon the Premises or upon the owner or occupier in respect thereof (excluding any payable by the Landlord attributable to any disposition of or dealing with or ownership of the reversion to this Lease)

2.2 To pay for all gas water electricity and any other utility service consumed at the Premises and all charges in respect of any telephone installed therein (including costs of calls)

3.        REPAIR

To keep the Premises and each and every part thereof in good and substantial repair and condition and as often as may be necessary to renew any landlord's fixtures and fittings and Specified Fixtures and Fittings in the Premises or substitute new ones of equivalent quality and value to the reasonable satisfaction of the Landlord (damage by any Insured Risk excepted unless the insurance moneys shall be wholly or partly irrecoverable by reason of the act or default of the Tenant or its servants or agents invitees or licensees)

4.        DECORATION AND CLEANSING

4.1 In every third year of the Term as to the exterior of the Premises and in every fifth year of the Term as to the interior of the Premises and also in both cases in the last six months of the Term (whether determined by effluxion of time or otherwise) but not more than once in any consecutive 18 month period in a proper and workmanlike manner to prepare and paint (with two coats at least of good quality paint) decorate or otherwise treat as appropriate all parts of the Premises which require to be decorated or treated such paintings and decorations in the last six months of the Term to be carried out in such colours and with such materials as the Landlord may reasonably require

4.2 To keep the Premises clean and tidy and in particular to keep the landscaped areas and those areas not built upon properly cultivated and free of weeds and to clean the inside and outside of the windows at least once in each month

4.3 To keep the roadways walkways parking spaces and service yard which form part of the Premises properly surfaced and maintained and free of all rubbish

4.4 As often as the Tenant shall consider necessary but in at least every tenth year of the Term to clean the external stonework or other cladding of the building or buildings forming part of the Premises

5.        PERMIT ENTRY

To permit the Landlord and its agents and all persons authorised by it at all reasonable times with or without workmen and equipment on giving reasonable prior written notice (except in emergency) to the Tenant to enter into and upon the Premises to view the state of repair and condition thereof and to take a schedule of the Landlord's fixtures and fittings and of any dilapidations and to exercise the rights herein excepted and reserved or for any other reasonable purpose connected with the Landlord's interest in the Premises or the disposal or charging thereof PROVIDED THAT in exercising the foregoing rights of entry the Landlord shall cause as little interference and damage as possible to the Tenant or other lawful occupier of the Premises and the plant and fixtures fittings or any of them and any damage so caused to the Premises shall as soon as reasonably possible be made good by the Landlord to the reasonable satisfaction of the Tenant or such other occupier

6.        COMPLY WITH NOTICES TO REPAIR

As soon as reasonably practicable after notice in writing shall be given to or left on the Premises for the Tenant by the Landlord to commence and as expeditiously as reasonably practicable complete the repair and making good in a proper and workmanlike manner of all defects and wants of reparation repair decoration or renewal for which the Tenant is liable hereunder and if the Tenant shall fail within two months thereafter so to commence or fail to complete the work required within a reasonable time it shall be lawful (but not obligatory) for the Landlord (without prejudice to the right of re-entry hereinafter contained) to enter upon the Premises to make good the same at the reasonable cost of the Tenant which cost (including all solicitors' and surveyors' charges and other expenses which may be properly and reasonably incurred by the Landlord in connection therewith) shall be a debt due to the Landlord and repaid by the Tenant to the Landlord within seven days of demand

7.        DEFECTS

Forthwith upon becoming aware of the same to give notice to the Landlord of any defects or items requiring repair in the Premises which may give rise to a duty at common law or imposed by statute on the part of the Landlord in favour of the Tenant or any other person and to display and maintain all notices (including the wording thereof) which the Landlord may from time to time display or require to be displayed upon the Premises pursuant to the Defective Premises Act 1972

8.        YIELDING UP

8.1 Immediately prior to the expiration or sooner determination of the Term at the cost of the Tenant:-

          8.1.1 to replace any landlord's fixtures and fittings which shall be missing broken damaged or destroyed with others of a similar character and quality;

          8.1.2 to remove every moulding sign writing or painting of the name or business of the Tenant or other occupiers from the Premises and every other notice which the Landlord shall require to be removed by notice in writing and (unless the Landlord shall otherwise agree) to remove all tenant's fixtures and fittings (other than the Specified Fixtures and Fittings) furniture and effects from the Premises making good to the reasonable satisfaction of the Landlord all damage caused to the Premises by any such removal; and

          8.1.3 If so requested by the Landlord in writing to remove and make good all alterations or additions made to the Premises (other than the Specified Fixtures and Fittings) at any time during the Term and well and substantially to reinstate the Premises in such manner as the Landlord shall reasonably direct and to its reasonable satisfaction.

8.2 At the expiration or sooner determination of the Term (howsoever the same be determined) quietly to yield up to the Landlord the Premises in such repair and condition as shall be consistent with the performance of the covenants on the part of the Tenant contained in these Presents together with all Landlord's fixtures and fittings and the Specified Fixtures and Fittings and any other improvements and additions which now are or may at any time hereafter be in or about the Premises

9.        DISPOSAL OF REFUSE AND TIDINESS

Not to deposit on any part of the Premises any rubbish or refuse of any kind other than in proper receptacles and to ensure that such receptacles are regularly emptied and not to burn any rubbish or refuse on the Premises except in proper receptacles

10.       DELETERIOUS SUBSTANCES

10.1 Not to keep on the Premises any material or liquid which is or is likely to become of a dangerous corrosive combustible explosive radio-active volatile unstable or offensive nature or which might in any way injure by percolation corrosion or otherwise the Premises or the sewers and drains serving the Premises or the keeping or use of which may contravene any statute order regulation or bye-law provided that the Tenant will not be in breach of this covenant where it has complied with all relevant statutes and takes all reasonable precautions.

10.2 Not to knowingly stop up or obstruct in any way or permit oil or grease or other deleterious liquid substance or matter to enter by any means the service media serving the Premises or any adjoining or neighbouring premises and in the event of such obstruction or damage so caused forthwith to remedy the same and make good all damage to the reasonable satisfaction of the Landlord

11.       OVERLOADING

Not to do in or bring into the Premises anything which may put thereupon or upon any part thereof any weight strain or stress in excess of that which it is calculated they or it is or are to bear with due margin for safety nor to overload the service media serving the Premises

12.       FIRE PRECAUTIONS

At all times during the Term at the expense of the Tenant to comply with all requirements from time to time of the appropriate authority in relation to fire precautions affecting the Premises and to keep sufficient fire fighting and extinguishing apparatus in and about the Premises installed in compliance with such requirements and any requirements of the Insurers and open to inspection and maintained to the reasonable satisfaction of the Landlord and not to obstruct the access to or means of working of the same

13.       PROHIBITED USER AND NUISANCE

13.1 Not to carry on or use the Premises or any part thereof for any noxious noisy noisome offensive or dangerous trade manufacture business or occupation nor for residential purposes nor as sleeping accommodation nor for any illegal or immoral act or purpose nor to do on the Premises any act or thing whatsoever which may be or tend to become a nuisance damage or disturbance to the prejudice of the Landlord or to the owners or occupiers of any adjoining or neighbouring premises or any of them provided that none of the above nor any other provision of this Lease shall prevent the reasonable and proper carrying on by the Tenant of its business of research and development of pharmaceuticals

13.2 Not to use the Premises as a residential estate agency travel agency staff agency employment agency unemployment benefit office or as offices for the Department of Social Security or other Government Department or their like use to which members of the public shall have unsolicited access.

13.3 Not to hold on the Premises any political meeting or public show or spectacle any sale by auction or gambling betting gaming or wagering

13.4 Subject to the proviso to clause 13.1 not to use or permit or suffer the Premises or any part thereof to be used for the manufacture sale or consumption of intoxicating liquors or for the manufacture sale or consumption of Controlled Drugs as defined by the Misuse of Drugs Act 1971 (otherwise than by a practitioner or pharmacist as defined by that Act) or for the manufacture publication or sale of any article or thing which may in the reasonable opinion of the Landlord or the Superior Landlord or the Superior Landlord be pornographic offensive or obscene or for betting gaming or lotteries or as a hotel club billiards saloon dance hall funfair or amusement premises

13.5 To pay to the Landlord on demand all reasonable costs charges and expense which may be incurred by the Landlord in abating any nuisance or in executing such works as may be expedient for abating any nuisance whether in compliance with a notice served by any authority or otherwise

13.6 Not to use any radio television video or sound system so that it is audible outside the Premises or play or suffer to be played any musical instrument audible outside the Premises

13.7 Not to reside in the Premises and not to create or permit or suffer to be created any residential tenancy or residential occupation of the Premises or any part thereof

13.8 Not to keep any animals of whatever kind on the Premises or any part thereof

14.       PERMITTED USER

Not to use the Premises otherwise than for the Permitted User

15.       ALTERATIONS

          With the exception of the Tenants Fitting Out Works as described in the Agreement pursuant to which this Lease was entered into

15.1 Not to erect any new building or structure of any kind upon the Premises

15.2 Subject to clause 15.6 not to make any alterations or additions whatsoever to the Premises or any part thereof and not to carry out any development (as defined in the Planning Acts) on or to the Premises or any part thereof without Landlords consent which consent shall not be unreasonably withheld or delayed

15.3 To supply to the Landlord all necessary plans and specifications to identify adequately such works as the Landlord shall reasonably require and to carry out such works only in accordance with such plans and specifications (as varied from time to time in accordance where relevant with any further approval by the Landlord under this paragraph 15)

PROVIDED that the Landlord may as a condition of giving any such consent require the Tenant to enter into such covenants with the Landlord as the Landlord may reasonably require in respect of the execution of any such works and the reinstatement of the Premises at the end or sooner determination of the Term

15.5 If the Tenant fails to observe the covenants contained in this paragraph it shall be lawful upon reasonable prior notice given by the Landlord to the Tenant for the Landlord and its agents or surveyors with or without workmen and others and all persons authorised by the Landlord with all necessary materials and appliances to enter upon the Premises and remove any alterations or additions and execute such works as may be necessary to restore the Premises to their former state and the costs and expenses thereof (including surveyors' and other professional fees) shall be paid by the Tenant to the Landlord on demand

15.6 For the avoidance of doubt the provisions of this clause 15 do not apply to internal non structural alterations which do not adversely affect the mechanical or electrical services of the Premises provided the Tenant produces to the Landlord plans and specifications detailing the works carried out within one month of their completion

16.       ENCROACHMENTS

Not to stop up or obstruct any window or light of the Premises nor to permit any owner of any property adjoining or near the Premises to acquire any easement right or privilege over the Premises nor to acknowledge in any way the existence of any easement right or privilege and not to permit any encroachment to be made against or over or affecting the Premises and as soon as the Tenant shall become aware thereof or of any act or thing which might result in the acquisition or making of any of the same to give written notice thereof to the Landlord and to adopt or permit the Landlord to adopt such means as may reasonably be necessary or convenient for preventing the acquisition or making of any of the same and at the cost of the Landlord to take consent to or bring all actions in the name of the Tenant as the Landlord may reasonably require or (at the option of the Landlord) at the like cost to join with the Landlord in taking such steps or action as may reasonably be required by the Landlord for preventing any of the same from being acquired or made

17.       ALIENATION

17.1 Not to part with or share possession or occupation of the whole or any part or parts of the Premises except by way of an assignment of the whole thereof or underlease of the whole or part thereof or as otherwise permitted in accordance with the provisions of this paragraph provided that the Tenant shall not be prevented from sharing occupation with another member of the same group of companies (as defined in Section 42 of the Landlord and Tenant Act 1954 as amended) if and so long as that other member remains a member of that group and no relation of landlord and tenant exists between the Tenant and that other member.

17.2 Not to hold on trust for another the Premises or any part thereof nor these Presents

17.3 Not to assign or charge any part or parts of the Premises as distinct from the whole

17.4 Not to assign the whole of the Premises without the Landlord's prior consent in writing which consent shall not be unreasonably withheld or delayed PROVIDED THAT the Landlord shall be entitled for the purposes of section 19(1A) of the Landlord & Tenant Act 1927 (as amended):-

17.4.1 To withhold its consent to an assignment in any of the circumstances set out in subclause 17.4.4 ("the Circumstances") and

17.4.2 To grant any such consent subject to all or any of the conditions set out in subclause 17.4.5 ("the Conditions")

17.4.3 The provisos to sub-clause 17.4 above shall operate without prejudice to the right of the Landlord to withhold such consent on any other ground or grounds where such withholding of consent would be reasonable or to impose any further condition or conditions upon the grant of consent where the imposition of such condition or conditions would be reasonable

17.4.4    The Circumstances referred to in sub-clause 17.4.1 are:-

          17.4.4.1 where in the reasonable opinion of the Landlord the proposed assignee is not of sufficient financial standing to enable it to comply with the tenant's covenants in this Lease;

          17.4.4.2 where the proposed assignee can claim diplomatic or state immunity (but to avoid doubt this circumstance shall not apply where the proposed assignee is the Government of the United Kingdom of Great Britain and Northern Ireland or any department of the Government);

          17.4.4.3 where (if the Assignee is not resident in the United Kingdom of Great Britain and Northern Ireland) there is no reciprocal arrangement with the Country where the assignee is resident which recognises and allows the enforcement of judgements made by a United Kingdom Court.

          17.4.4.4 where the proposed assignee is a Group Company of the Tenant which is not an Acceptable Group Company (unless the condition set out in subclause 17.5.4 can be fulfilled)

17.5 The Conditions referred to in sub-clause 17.4.2 and which are to be fulfilled prior to completion of the proposed assignment are:-

          17.5.1 where the Landlord reasonably so requires the delivery to the Landlord of a deed (being an authorised guarantee agreement within S16 Landlord and Tenant (Covenants) Act
                      1995) entered into by the Tenant as covenantor in respect of the obligations of the assignee containing the terms set out in the Tenth Schedule or such other terms as the Landlord may from time to time reasonably determine;

          17.5.2 the payment to the Landlord of all rents and other sums which have fallen due under the Lease prior to the date of the assignment;

          17.5.3      where the Landlord reasonably so requires, either:

          17.5.3.1 the delivery to the landlord of a Deed of Guarantee entered into by one or more third party guarantors reasonably acceptable to the Landlord; or

          17.5.3.2 the delivery to the Landlord of a rent deposit deed (in such form as the Landlord may from time to time reasonably determine) entered into by the proposed assignee (and any guarantor of such assignee) and payment by way of cleared funds of the sum specified in the rent deposit deed;

          17.5.4 where the proposed assignment is to a Group Company of the Tenant which is not an Acceptable Group Company, the delivery to the Landlord of a Deed of Guarantee entered into by an Acceptable Group Company;

          17.5.5 where the Tenant's obligations under this Lease are guaranteed by a Group Company of the Tenant and the proposed assignee is not a Group Company of the Tenant, the delivery to the Landlord of a Deed of Guarantee entered into by an Acceptable Group Company;

17.6 Not to underlet the whole or any part of the Premises except where the following conditions are fulfilled:-

          17.6.1 every underlease shall be granted subject to the covenants on the part of the Tenant (other than the covenant to pay the rents) and the conditions and provisions contained in these Presents (insofar as they apply to the premises underlet) and shall contain in the case of an underletting of the whole of the Premises a qualified covenant by the undertenant not to assign the whole or underlet the whole or part of the Premises without the consent of the Landlord (such consent not to be unreasonably withheld or delayed) and an absolute covenant not to further underlet the whole or to assign charge or part with or share possession or occupation of any part as distinct from the whole of the Premises (other than an underletting of part approved by the Landlord (such approval not to be unreasonably withheld or delayed) and in the case of an underletting of part of the Premises a qualified covenant not to assign or underlet the whole of the Premises thereby demised without the consent of the Landlord (such consent not to be unreasonably withheld) and an absolute covenant not to assign underlet charge part with or share possession or occupation of any part as distinct from the whole of the Premises thereby demised

          17.6.2 every underlease shall be at a rent which is not less than the open market rental value of the premises thereby demised at the time such underlease is granted and shall not be granted in consideration of a fine or premium; and

          17.6.3 in every underlease the rent shall not be commuted or be payable more than one quarter in advance and shall be subject to review provisions which shall correspond as to their terms and dates to the provisions of the Sixth Schedule

          17.6.4 the Tenant shall contemporaneously with such underletting deliver to the Landlord a deed (to be prepared by the Landlord's solicitor at the cost of the Tenant) containing a covenant by the intended underlessee directly with the

                      Landlord to perform and observe during the term granted to the underlessee the covenants (including this present covenant) by the Tenant and conditions contained in this Lease so far as the same may (in the case of an underletting of part) be relevant to the premises so underlet or appropriate having regard to the duration of the Underlease (save the covenant to pay the rent).

          17.6.5 every underlease shall contain the same restrictions on assignment charging holding on trust for another party with or sharing with another possession or occupation of the whole or any part of the underlet premises and the same provisions for direct covenants and registration as in this Lease and prohibiting any assignment of the whole without the prior consent of the Landlord under this Lease (such consent not to be unreasonably withheld or delayed);

17.7 The Tenant will not vary or waive the terms to be contained in any underlease in accordance with the provisions of this paragraph and will at all times diligently and at its own expense take all steps necessary to enforce the same

17.8 The Tenant shall serve all requisite notices to bring into effect and otherwise operate and enforce all provisions for the review of rent payable under any underlease and in particular (without prejudice to the generality of the foregoing) shall before agreeing the amount of the rent payable under any such provision notify the Landlord of the amount of such rent that the Tenant considers is the rent payable in accordance with the rent review provisions of the underlease and shall use all reasonable endeavours to agree with the undertenant any higher rent reasonably considered to be appropriate by the Landlord

17.9 The Tenant will not at any time during the Term underlet any part (as distinguished from the whole of the Premises):-

          17.9.1 without having obtained and produced to the Landlord before the grant of such underlease an order of the Court authorising an agreement between the parties to such underlease excluding the operation of the Landlord and Tenant Act 1954 Section 24 to 28 (inclusive) in relation to the tenancy created by such underlease

          17.9.2 if the grant of any underlease will mean that there are at any one time more than 4 underleases in possession granted out of this Demise

18.       REGISTER DEVOLUTIONS

Within one month of every assignment charge transfer or underlease (whether immediate or not) affecting the Premises or any devolution of the estate of the Tenant therein or these Presents or of any derivative interest and every surrender thereof to give notice in writing with particulars thereof to the Landlord and the Superior Landlord and produce a certified copy of such assignment transfer underlease or charge or the Probate of the Will or Letters of Administration or other instrument document or evidence of such devolution or surrender and to pay to the Landlord and the Superior Landlord or their Solicitors a reasonable fee for the registration thereof such fee in the case of the Landlord not to exceed a sum of (pound)30 exclusive of Value Added Tax

19.       INFORMATION ABOUT THE PREMISES

19.1 From time to time on reasonable demand during the Term to furnish the Landlord with full particulars of all derivative interests of or in the Premises however remote or inferior (including particulars of the rents and rent reviews and service and maintenance charges payable in respect thereof)

19.2 Upon the Landlord making any application or request in connection with the Premises or the provisions of these Presents to disclose to the Landlord such information as the Landlord may reasonably require in relation thereto

20.       LANDLORD'S COSTS

To pay to the Landlord all reasonable costs charges and expenses (including but without prejudice to the generality of the foregoing solicitors' costs counsel's fees architects' and surveyors' and other professional fees and commission payable to a bailiff) properly incurred by the Landlord:-

20.1 incidental to the preparation and service of any notice under section 146 of the Law of Property Act 1925 and/or in or in contemplation of any proceedings under section 146 or 147 of the said Act (whether or not any right of re-entry or forfeiture has been waived by the Landlord or a notice served under the said section 146 is complied with by the Tenant or the Tenant has been relieved under the provisions of the said Act and notwithstanding forfeiture is avoided otherwise than by relief granted by the Court);

20.2 incidental to the preparation and service of any schedule of dilapidations at any time during or within three months after the expiration of the Term (but relating in all cases only to dilapidations which accrued prior to the expiration or sooner determination of the Term howsoever the same may be determined);

20.3 in connection with or procuring the remedying of any breach of covenant on the part of the Tenant contained in these Presents; and

20.4 in relation to any application for consent required by these Presents (such costs to include reasonable management fees and expenses) whether or not the same is granted or the application is withdrawn except in circumstances where this Lease provides that the Landlord's consent or approval is not to be unreasonably withheld but the Landlord's consent or approval is improperly withheld or delayed or proffered subject to unreasonable conditions

21.       STATUTORY REQUIREMENTS

21.1 At all times and from time to time and at its own expense to comply with all Acts of Parliament already or hereafter to be passed insofar as any such may affect or relate to the Premises or the Tenants use or occupation of the Premises or the use therein of any machinery plant or chattel or the employment or the health and safety of persons therein and the prevention of fire and means of escape in case of fire including (without prejudice to the generality of the foregoing) the execution of all such works as may be directed or required to be done or executed in respect thereof whether by any owner and/or occupier of the Premises or any other person and to comply with all notices which may be served by any competent authority

21.2 Not to do or omit to do any act or thing in relation to the Premises whereby the Landlord may become liable to pay any levy penalty compensation costs damages or charges imposed and to bear the whole or any part of any expenses incurred under any such Act of Parliament and to keep the Landlord indemnified in respect thereof

22.       PLANNING

22.1 At all times during the Term to comply in all respects with the Planning Acts and to keep the Landlord indemnified in respect thereof

22.2 At the expense of the Tenant to obtain all permissions as may be required for the carrying out by the Tenant of any operations on the Premises or for the institution continuance or renewal by the Tenant thereon of any use thereof which may constitute development or any step related thereto within the meaning of the Planning Acts

22.3 Not to make any application for planning permission or give any notice to any authority of any intention to commence or to carry out any development without the previous written consent of the Landlord such consent not to be unreasonably withheld or delayed

22.4 To indemnify the Landlord against all charges payable in respect of any application for planning permission and also to pay to the Landlord on demand the amount of all professional fees and expenses reasonably and properly incurred by the Landlord in connection with any application for approval under this paragraph 22

22.5 Forthwith after the grant or refusal of planning permission give to the Landlord full particulars in writing thereof and at the Tenant's expense to supply to the Landlord a copy thereof and of any plans approved thereunder for the retention of the Landlord

22.6 Not to implement any planning permission until the same has been submitted to and approved in writing by the Landlord such approval not to be unreasonably withheld or delayed and not to be required in respect of any permission granted pursuant to a planning application which is granted unconditionally;

22.7 To pay and satisfy any charge imposed under the Planning Acts in respect of the carrying out by the Tenant of any operation on the Premises or the institution or continuation by the Tenant of any use thereon which may constitute development or any step related thereto within the meaning of the Planning Acts

22.8 Unless the Landlord shall otherwise direct to carry out before the determination or sooner expiration of the Term (howsoever determined) any works stipulated to be carried out to the Premises by a date subsequent to such expiration or sooner determination as a condition of any planning permission which may have been implemented or relied on by the Tenant or any undertenant of the Tenant (whether immediate or not) during the Term

22.9 If called upon so to do to produce to the Landlord all plans documents and other evidence as the Landlord may reasonably require in order to satisfy itself that the provisions of this paragraph have been complied with

22.10 Not to enter into any agreement with any competent authority regulating the development or use of the Premises without the Landlord's consent (such consent not to be unreasonably withheld or delayed)

22.11 Not to apply for or implement any planning permission in respect of the whole or any part of the Premises if such application or the implementation thereof would or might give rise to any tax charge or other levy payable by the Landlord or the Superior Landlord

22.12 If the Tenant shall receive any compensation relative to the interest of the Tenant under these Presents then if and when the Tenant's interest shall be determined by surrender or under the power of re-entry herein contained the Tenant shall forthwith make such provision as is just and equitable for the Landlord to receive its due benefit from such compensation and in the event of there being some disagreement as to the amount of such provision the same shall be referred to arbitration as hereinafter provided

23.       NOTICES

Within seven days (or sooner if requisite having regard to the requirements of the notice in question or the time limits stated therein) of receipt to produce to the Landlord a true copy (and of any further particulars reasonably required by the Landlord) of any permission notice or order or proposal for a notice or order relevant to the Premises or to the use or condition thereof or otherwise concerning the Tenant made given or issued to the Tenant or occupier of the Premises by any authority AND without delay to take all necessary steps to comply therewith so far as the same is the responsibility of the Tenant AND ALSO at the request of the Landlord and at the joint cost of the Landlord and the Tenant to make or join with the Landlord in making such objections or representations against or in respect of any such notice order or proposal as aforesaid as the Landlord shall reasonably require

24.       INDEMNITY

To indemnify and keep indemnified the Landlord from and against all actions proceedings claims demands losses costs expenses damages and liability in respect of any injury to any person or damage to any property by reason of or arising in any way directly or indirectly out of the non-compliance by the Tenant with any of its obligations under these Presents

25.       RE-LETTING

During the last six months of the Term to permit the Landlord to fix and retain in a conspicuous position on the Premises (but not so far as materially to affect the access of light and air to the Premises) a notice board for the re-letting of the Premises and not to take down or obscure the said notice board and to permit all persons authorised in writing by the Landlord or its agents to view the Premises at all reasonable hours in the daytime upon reasonable notice

26.       VALUE ADDED TAX

To pay all Value Added Tax at the rate for the time being in force as shall be legally payable in respect of all moneys including Rent if the Landlord shall so elect covenanted to be paid by the Tenant under the terms of these Presents or as the case may be to repay to the Landlord any Value Added Tax borne by the Landlord (except to the extent in the latter case to which the Landlord in respect of services rendered to the Landlord can recover the same in its accounting with the appropriate revenue authority) and in every case where in these Presents the Tenant covenants to pay an amount of money such amount shall be regarded as being exclusive of all Value Added Tax (or such other tax or duty) which may from time to time be legally payable thereon

27.        INCUMBRANCES

To observe and perform all the restrictions covenants stipulations and provisions of the documents (if any) referred to in the Eighth Schedule so far as they relate to the Premises and are still subsisting and capable of taking effect and so far as aforesaid to keep the Landlord indemnified from and against all consequences of their breach non-observance or non-performance

28.        SUPERIOR LEASE

To observe and perform all the covenants and conditions on the part of the lessee contained in Schedule 4 of the Superior Lease (save in respect of payment of rent) so far as they relate to the Premises and are not inconsistent with the terms of this Lease

                               THE FOURTH SCHEDULE
                             (Landlord's Covenants)

1.         QUIET ENJOYMENT

           That the Tenant paying the rents hereby reserved and performing and observing the covenants and agreements on the part of the Tenant hereinbefore contained shall and may peaceably hold and enjoy the Premises (and the rights granted by this Lease) during the Term without any interruption by the Landlord or any person lawfully claiming through under or in trust for it

2.         SERVICES

           To procure the supply of services specified in the Third Part of the Tenth Schedule PROVIDED ALWAYS that the Landlord shall not be liable for any loss damage or inconvenience arising out of failure to make available any of the said services arising out of or by reason of any accident labour dispute inability to obtain labour or any other cause outside the control of the Landlord provided that the Landlord will do all that it reasonably can to minimize the length of such delay or to procure that it is minimized

3.         SUPERIOR LEASE

           That the Landlord will pay the rents reserved by and perform and observe the lessee's covenants in relation to the Premises and the Estate contained in the Superior Lease so far as they are not hereby required to be performed and observed by the Tenant and the Landlord will procure the performance and observance of the lessees covenants contained in the lease dated 16th February 1998 made between The Master (or Keeper) and Fellows of Peterhouse Cambridge (1) and The Churchmanor Estates Company Plc (2)

                               THE FIFTH SCHEDULE
                                   (Provisos)

1.         RE-ENTRY

Without prejudice to any other right and remedy or power herein contained or otherwise available to the Landlord:-

1.1 if the rents or any part thereof shall be unpaid for twenty one days after becoming payable (whether formally demanded or not) or

1.2 if the Tenant remains in breach of any covenant on the part of the Tenant contained in these Presents or

1.3 if the Tenant and/or the Surety shall become Insolvent (as hereinafter defined) or

1.4 In this paragraph 1 of this Fifth Schedule the expression Insolvent shall mean:

           1.4.1       in relation to a company that:

                       - an order is made for a voluntary arrangement under Part I of the Insolvency 1986 Act ("the Act"); or

                       - a petition for an administration order is presented or an administration order is made under Part II of the Act; or

                       - a receiver or manager is appointed whether under Part III of the Act (including an administrative receiver) or otherwise; or

                       - it goes into liquidation as defined in Section 247 (2) of the Act (other than a voluntary winding up solely for the purpose of amalgamation or reconstruction while solvent); or

           1.4.2 in relation to an individual that:- a Bankruptcy Order is made in relation to that person pursuant to the Act

1.5 If the Tenant and or the Surety shall make any assignment for the benefit of creditors or make any arrangements with creditors by composition or otherwise

THEN and in any such case and thenceforth it shall be lawful for the Landlord or any person duly authorised by the Landlord in that behalf at any time thereafter to re-enter the Premises or any part thereof in the name of the whole and thereupon this demise shall absolutely cease and determine but without prejudice to any right of action or remedy of either party in respect of any antecedent breach of any of the covenants on the part of the other contained in these Presents

2.         NO IMPLIED EASEMENTS

Nothing contained in these Presents shall operate expressly or impliedly to confer upon or grant to the Tenant any easement right or privilege other than those expressly hereby granted

3.         EXCLUSION OF WARRANTY AS TO USE

Nothing contained in these Presents shall imply or warrant that the Premises may be used for any of the purposes authorised by these Presents in conformity with the Planning Acts and the Tenant hereby acknowledges and admits that the Landlord has not given or made at any time nor shall any consent given by the Landlord under these Presents be taken to imply any representation or warranty that any such use or purpose is or will be or will remain a permitted or otherwise authorised use within the provisions of the Planning Acts and if any such use is not such a permitted or otherwise authorised use the Tenant shall remain fully liable to the Landlord in respect of these Presents without being entitled to any relief for that reason

4.         ACCEPTANCE OF RENT

No demand for or acceptance of or receipt for rents by the Landlord or its agent with knowledge of any breach of any of the Tenant's covenants under these Presents shall be or operate as a waiver in whole or in part of any such breach but any such breach shall for all the purposes of these Presents be a continuing breach of covenant and the Tenant shall not be entitled to set up any such demand acceptance or receipt as a defence in any action or proceeding by the Landlord PROVIDED THAT this proviso shall have effect in relation only to demand acceptance or receipt made during such period as may in all circumstances be reasonable for enabling the Landlord to conduct any negotiations with the Tenant for remedying such breach

5.         NOTICES

The provisions of Section 196 of the Law of Property Act 1925 (as amended) shall apply to all notices to be served under these Presents

                               THE SIXTH SCHEDULE
                                (Review of Rent)

1.         DATES OF REVIEW

The Rent from time to time payable under these Presents shall be reviewed upon each of the Review Dates

2.         RENTAL VALUE

The "Rental Value" means the best yearly rack rent at which the Premises might reasonably be expected to be let in the open market at the relevant Review Date (after the expiry of any reasonable rent free period or period of concessionary rent which may then be usual on the grant of a new lease to cover the bona fide period it would take to carry out initial fitting out works) by a willing lessor to a willing lessee without a premium for a term which on the first review shall be 15 years commencing on the first Review Date and which thereafter shall be 10 years commencing on the relevant Review Date and otherwise on the same terms and conditions as are contained in these Presents (except as to the amount of the Rent but including the provisions of this Schedule for the review of Rent) as a whole and on the assumptions (if not facts) that at the relevant Review Date:-

2.1        the Premises are to be let with vacant possession

2.2 The voids and ducts shown at floor level edged blue on drawings 855-L-102E and 855-L-03D do not exist and that the area occupied by the said voids and ducts forms part of the net internal area (as defined in the Code of Measuring Practice issued by the Royal Institution of Chartered Surveyors and the Incorporated Society of Valuers and Auctioneers (Fourth Edition November 1993)) of the Premises

2.3 the building on the Premises is finished as open plan office premises in accordance with the specification attached hereto at the Twelfth Schedule and available for immediate beneficial occupation by the Tenant for use as offices within Class B1 of the Schedule to the Town and Country Planning (Use Classes) Order 1987

2.4 all the covenants on the part of the Tenant contained in these Presents have been fully performed and observed both in relation to the Premises and the specification referred to in paragraph 2.3. above.

2.5 no work has been carried out to the Premises by the Tenant or any undertenant or their respective predecessors in title during the Term which has diminished the Rental Value of the Premises other than any work carried out pursuant to an obligation under this Lease; and

2.6 if the Premises have been destroyed or damaged by an Insured Risk they have been fully rebuilt and reinstated

but disregarding:-

2.7 any effect upon the Rental Value of the fact that the Tenant or any undertenant have been in occupation of the Premises or any part thereof

2.8 any goodwill attached to the Premises by reason of the business carried on thereat by the Tenant or undertenant or their respective predecessors in title; and

2.9 any increase in the Rental Value of the Premises attributable to the existence at the relevant Review Date of any improvement to the Premises or any part thereof and carried out with the consent where required of the Landlord or any predecessor in title by the Tenant or any undertenant or their respective predecessors in title or any occupants or licensees otherwise than in pursuance of an obligation (other than an obligation arising under the Agreement pursuant to which this Lease was entered into) to the Landlord or any predecessor in title

3.         UPWARDS ONLY REVIEW

           3.1 The rent from the first Review Date shall be the higher of:-

           a)          the sum of (pound)579,618
           b)          the sum which shall be 115% of the Rental Value

3.2 The Rent from the second and every subsequent Review Date shall be the higher of:-

           a)          the rent payable immediately before the relevant Review
                       Date and
           b) the sum which shall be 115% of the Rental Value at the relevant Review Date

4.         ADDITIONAL ASSUMPTION ON THE FORM OF LEASE

           Paragraph 3 of this schedule shall be deemed to have been deleted in the form of lease referred to in the definition of Rental Value contained in paragraph 2 and there shall be deemed to be added the following in substitution:-

           "3.         UPWARDS ONLY REVIEW

                       The Rent from each Review Date shall be the higher of:-

                       (a) the Rent payable immediately before the relevant Review Date; and
                       (b) the Rental Value at the relevant Review Date as agreed or determined according to this Schedule."

5.         DETERMINATION BY SURVEYOR

5.1 If the Landlord and the Tenant in the opinion of either of them shall be unable to agree the Rental Value of the Premises (whether or not an attempt to reach agreement shall have been made) then it shall be determined at the request of either the Landlord or the Tenant (made not earlier than three months before the relevant Review Date) by a chartered surveyor having not less than 10 years relevant experience in valuing and leasing property of a like kind and character to the Premises in the area of the Premises to be agreed upon by the Landlord and by the Tenant or at the request and option of either of them to be nominated by or on behalf of the President for the time being of the Royal Institution of Chartered Surveyors

5.2 Such surveyor shall act as an expert and his decision as to the amount of the Rental Value shall be final and conclusive and binding upon the Landlord and the Tenant and his fees and expenses shall be borne equally between them (or otherwise as he may direct)

5.3 If the said surveyor shall die delay or become unwilling to act or incapable of acting for any other reason another such surveyor shall be appointed in his place in like manner

5.4 Such surveyor shall allow each of the Landlord and the Tenant to make representations in writing to him and to comment in writing on the representations of the other and he shall give a reasoned decision

6.         INTERIM PAYMENTS

If the Rental Value shall not have been agreed or determined by the relevant Review Date the Rent at the rate payable immediately before the relevant Review Date ("the existing rent") shall continue to be payable until the quarter day next following the date of such agreement or determination and upon such quarter day there shall be due and payable to the Landlord by the Tenant in addition to the Rent so agreed or determined ("the reviewed rent") due on such quarter day a sum of money equal to the amount (if any) by which the reviewed rent shall exceed the sum of the existing rent but duly apportioned on a daily basis in respect of the period from the relevant Review Date to such quarter day together with interest thereon for the whole of such period calculated on a daily basis at a yearly rate equal to four per centum below the Interest Rate

7.         STATUTORY RESTRICTIONS

If at any relevant Review Date the Landlord shall be obliged legally or otherwise to comply with any Act of Parliament dealing with the control of rent and which shall restrict or modify the Landlord's right to revise the Rent in accordance with the terms of these Presents or which shall restrict the right of the Landlord to demand or accept payment of the full amount of the Rent for the time being payable under these Presents then the Landlord shall on each occasion that any such enactment is removed relaxed or modified be entitled on giving not less than three months' notice in writing to the Tenant expiring after the date of each such removal relaxation or modification to introduce an intermediate review date (hereinafter called an "intermediate date of review") which shall be the date of expiration of such notice and the Rent payable hereunder from any intermediate date of review to the next succeeding Review Date shall be determined in like manner as the Rent payable from each Review Date as hereinbefore provided

8.         MEMORANDA OF REVIEWED RENT

As soon as the amount of Rent payable after any relevant Review Date or intermediate date of review has been agreed or determined in accordance with the terms of this Schedule the parties hereto will forthwith sign memoranda thereof to become part of these Presents and the counterpart and each party shall bear its own costs in respect thereof

9.         TIME NOT OF THE ESSENCE

For the purpose of this Schedule time shall not be of the essence

                              THE SEVENTH SCHEDULE
                                   (Insurance)

1.         LANDLORD TO INSURE

1.1 The Landlord shall insure and keep insured at all times during the Term with the Insurers and through such reputable agency as the Landlord shall from time to time decide:-

           1.1.1 the Premises subject to such exclusions excesses and limitations as may be imposed by the Insurers (not being such as to prevent the use of the Premises for the Permitted Use or the use of research and development of pharmaceuticals) and notified to the Tenant in writing in the Full Reinstatement Cost against loss or damage by the Insured risks

           1.1.2       the Loss of Rent

           1.1.3 property owner's liability and such other insurances as the Landlord may from time to time deem necessary to effect

1.2 At the request of the Tenant the Landlord shall produce to the Tenant reasonable evidence from the Insurers of the terms of the policy or policies of such insurance and the fact that any policy is subsisting and in effect

1.3 The Landlord shall promptly notify the Tenant of any change or changes in the risks covered by any policy or policies effected pursuant to this paragraph 1 and of any change in the terms or conditions of cover

1.4 The Landlord shall use reasonable endeavours to cause a general note of any lawful lessee in the Premises to be endorsed on the policy or policies of insurance or to obtain a waiver of rights of subrogation from the Insurers in favour of the Tenant

2.         INSURANCE RENT

The Tenant shall pay to the Landlord within 14 days of demand and without deduction such yearly sum ("the Insurance Rent") (and so in proportion for any part of a year) as shall represent the reasonable and proper cost to the Landlord of performing its obligations pursuant to paragraph 1 of this Schedule

3.         DESTRUCTION OF THE PREMISES

If the Premises or any part thereof is destroyed or damaged by any of the Insured Risks then:-

3.1 unless payment of the insurance moneys shall be refused in whole or in part by reason of or as a consequence of the act or default of the Tenant its servants or agents

3.2 subject to the Landlord being able to obtain any necessary planning consents and all other necessary licences approvals and consents in respect of which the Landlord shall use its reasonable endeavours to obtain as soon as practicable

3.3 subject to the necessary labour and materials being and remaining available which the Landlord shall use its reasonable endeavours to obtain as soon as practicable the Landlord shall lay out the net proceeds of such insurance and any moneys paid to it by the Tenant pursuant to paragraph 4 of this Schedule (other than any in respect of Loss of Rent) in the rebuilding and reinstatement of the Premises and shall rebuild and reinstate the Premises substantially as the same were prior to any such destruction or damage and shall make up any deficiency in such net proceeds out of its own moneys (save to the extent that the deficiency arises from the Tenant's breach of paragraph 4 of this Schedule)

4.         INSURANCE MONEYS REFUSED

If the payment of any insurance money is refused in whole or in part as a consequence of some act or default of the Tenant its undertenant or their servants or agents the Tenant shall pay to the Landlord on demand the amount so refused with Interest at the Interest Rate thereon for the period from such refusal to the date of payment by the Tenant but not so as to exceed the actual cost to the Landlord of discharging its obligations under paragraph 3 of this Schedule

5.         ABATEMENT OF RENT

In case the Premises or any part thereof or the means of access thereto shall be destroyed or damaged by any Insured Risk so as to render the Premises unfit for occupation and use or inaccessible and the policy or policies or insurance shall not have been vitiated or payment of the policy moneys refused in whole or in part as a consequence of some act or default of the Tenant its servants or agents then the Rent or a fair proportion thereof according to the nature and extent of the damage sustained shall be suspended until the Premises shall be again rendered fit for occupation and use and accessible or until the expiration of three years from the date of the destruction or damage (whichever shall be the earlier) and any dispute regarding the cesser or abatement of Rent shall be referred to the award of a single arbitrator to be appointed as aforesaid PROVIDED THAT if in the event of the Premises being damaged or destroyed by any of the Insured Risks the Landlord shall not have been able to obtain all necessary licences consents and permissions from the relevant authorities for the reinstatement or rebuilding of the same or such rebuilding or reinstatement shall for any other reason be beyond the control of the Landlord or continue to be prevented or frustrated by the expiry of the period against which the Landlord shall be obliged to insure for loss of rent then (but not otherwise) either party may by not less than one month's notice in writing to the other determine this Lease immediately whereupon this Lease shall determine but without prejudice to any right which either party may have against the other in respect of any antecedent breach of covenant

6.         BENEFIT OF OTHER INSURANCES

If the Tenant shall become entitled to the benefit of any insurance on the Premises which is not effected or maintained in pursuance of any obligation contained in these Presents then the Tenant shall apply all moneys received by virtue of such insurance (insofar as the same shall extend) in making good the loss or damage in respect of which the same shall have been received

7.         INSURANCE BECOMING VOID

The Tenant shall not do anything whereby any policy or policies of insurance for the time being in force in respect of or including or covering the Premises or any adjoining or neighbouring premises owned by the Landlord against damage by any Insured Risk may become void or voidable or whereby the rate of premium thereon may be substantially increased and shall repay on demand to the Landlord all sums paid by way of increased premiums and all expenses incurred by the Landlord in or about the renewal of such policy or policies rendered necessary by a breach of this covenant

8.         NOTICE BY TENANT

Forthwith upon the happening of any event or thing against which insurance has been effected by the Landlord the Tenant shall give notice thereof to the Landlord

                               THE EIGHTH SCHEDULE
                 (The documents (if any) containing encumbrances
                       to which the Premises are subject)

           The Superior Lease and the documents referred to in Part 2 of
           Schedule 2 thereof

                                 NINTH SCHEDULE
                              (Covenants by Surety)

1. The Tenant will duly pay the rents during the Term and in all cases with interest (if applicable) on the days and in the manner hereinbefore appointed for payment and will duly perform and observe all the covenants and conditions on the Tenant's part contained in these Presents and in case of default in such payment or in the performance or observance of any of the covenants and conditions as aforesaid during the term the Surety will pay and make good to the Landlord on demand all losses damages costs and expenses thereby arising or incurred by the Landlord

2. It is hereby agreed and declared that any neglect or forbearance of the Landlord in endeavouring to obtain payment of the rents when the same become due and payable or to enforce performance or observance of any of the covenants and conditions on the Tenant's part contained in these Presents and any time which may be given by the Landlord to the Tenant or any variation in the terms of these Presents (including any consent given thereunder or any reviews of Rent) or the transfer of the Landlord's reversion or the assignment of these Presents or the release of any one of the persons acting as the Surety (if more than one) from liability under these Presents or any other act omission matter or thing whatsoever whereby (but for this provision) the Surety would be exonerated either wholly or in part from this covenant and indemnity (other than a release under seal given by the Landlord) shall not release or exonerate or in any way affect the liability of the Surety under these covenants

3. If these Presents are disclaimed by or on behalf of the Tenant under any statutory or other power the Surety will take from the Landlord (but only if so required by the Landlord by written notice to the Surety within six months after such disclaimer) a grant of another lease or underlease of the Premises for the residue of the Term unexpired at the date of such disclaimer at rents the same as are reserved by these Presents and subject to the like covenants conditions and provisos (including the provisions for Rent review) as are contained in these Presents mutatis mutandis and the Surety will on the grant of such further lease or underlease execute and deliver to the Landlord a counterpart thereof and will pay the Landlord's legal costs in connection with the preparation and completion of such lease or underlease and the counterpart thereof

4. If the Landlord shall not require the Surety to take a new Lease in accordance with paragraph 3 of this Schedule the Surety shall nevertheless upon demand pay to the Landlord a sum equal to the rent and other sums that would have been payable under this Lease but for the disclaimer in respect of the period from and including the date of such disclaimer until the Landlord shall have granted a lease of the Premises to a third party and any rent free period thereunder shall have expired

5. The Surety further covenants with the Landlord as a primary obligation that the Tenant will comply with its obligations under any authorised guarantee agreement entered into by the Tenant pursuant to the terms of this Lease.

6. For the purposes of this Schedule references to the Tenant are to the Tenant in relation to whom the Surety's obligations in this Schedule are entered into but not any lawful assignee of such Tenant.

7. The Surety waives any right to participate in any review of Rent under these Presents and the Surety agrees to subordinate and does hereby subordinate any and all claims the Surety may have against the Tenant existing now or arising later (whether in respect of payment made under this Schedule or otherwise) to any and all claims by the Landlord under these Presents

                               THE TENTH SCHEDULE
                               GUARANTEE AGREEMENT

THIS GUARANTEE AGREEMENT is made the         day of        199
BETWEEN:

(1)        [                            ] whose registered office is at [
                                        ] ("the Landlord")

(2)        [                            ] whose registered office is at [
                                        ] ("the Assignor")

WHEREAS:

(1)        LEASE

           By a lease ("the Lease") made the                day of
           between [                                              ] (1) [
                             ] or the Landlord] (2) [
                            ] ("the Original Tenant") the premises known as
           [             ] ("the Premises") were demised for a term of [ ] years
           from the           day of            ("the Term) subject to the
           payment of the rent[s] reserved by and the observance and performance of the covenants on the tenant's part and the conditions contained in the Lease

(2)        DEVOLUTION OF TITLE

           The reversion immediately expectant upon the determination of the Term [remains or is now] vested in the Landlord and the unexpired residue of the Term [remains or is now] vested in [the Original Tenant or [ ]

(3)        AGREEMENT TO ENTER INTO GUARANTEE

           The Assignor has agreed with the Landlord to enter into this guarantee agreement as a condition of the Landlord's consent permitting the assignment of the Lease to [
                                          ] ("the Assignee")

NOW THIS DEED WITNESSES as follows:-

In this deed:

1.1        "the Landlord"                  includes the person in whom the
                                           reversion immediately expectant on
                                           the determination of the Term is for
                                           the time being vested

1.2        "the Lease"                     includes all or any deeds and
                                           documents supplemental to the Lease
                                           whether or not expressed to be so

1.3        "the Term"                      includes any continuation or
                                           extension of the Term and any
                                           holding over whether by statute at
                                           common law or otherwise

1.4        "Commencement Date"             means the date [of this deed or upon
                                           which the residue of the Term became
                                           vested in the Assignee]

1.5        "Value Added Tax"               value added tax or any equivalent tax
                                           replacing or supplementing the same

1.6 If the Assignor is more than one person [its] obligations shall be the joint and several obligations of such persons

1.7 words importing one gender import any other gender words importing the singular import the plural and vice versa

7.         THE ASSIGNOR'S COVENANTS

           The Assignor as primary obligor covenants with the Landlord and without the need for any express assignment with all [its] successors in title such covenant to take effect from the Commencement Date that:

2.1        TO PAY OBSERVE AND PERFORM

           The Assignee will pay the rents and observe and perform the covenants and the other terms of the Lease and if at any time the Assignee shall make any default in payment of the rents or in observing or performing any of the covenants or other terms of the Lease the assignor will pay the rents and observe or perform the covenants or terms in respect of which the Assignee shall be in default and make good to the Landlord on demand and indemnify the Landlord against all losses damages costs and expenses arising or incurred by the Landlord as a result of such non-payment non-performance or non-observance notwithstanding:-

           2.1.1 any time or indulgence granted by the Landlord to the assignee or any neglect or forbearance of the Landlord in enforcing the payment of the rents or the observance or performance of the covenants or other terms of the Lease or any refusal by the Landlord to accept rents tendered by or on behalf of the Assignee at a time when the Landlord was entitled (or would after the service of a notice under the Law of Property Act 1925 Section 146 have been entitled) to re-enter the Premises

           2.1.2 that the terms of the Lease may have been varied by agreement between the parties

           2.1.3 that the assignee shall have surrendered part of the Premises in which event the liability of the Assignor under the Lease shall continue in respect of the part of the Premises not so surrendered after making any necessary apportionments under the Law of Property Act 1925 Section 140; and

           2.1.4 any other act or thing by which but for the provision the Assignor would have been released

           PROVIDED THAT the Assignor shall have no greater liability hereunder than it would have had

2.2        TO TAKE LEASE FOLLOWING DISCLAIMER

           In the event of the Assignee:-

           2.2.1       being a company:-

                       2.2.1.1 going into liquidation and the liquidator disclaiming the Lease; or

                       2.2.1.2 being dissolved and the Crown disclaiming the Lease; or

                       2.2.1.3 ceasing for any reason to be registered with the Registrar of Companies; or

           2.2.2 being an individual becoming bankrupt and the Trustee in bankruptcy disclaiming the Lease;

           then if the Landlord so requires the Assignor will accept a new lease of the Premises for a term equal in duration to the residue remaining unexpired of the Term at the time of the grant of the new lease to contain like tenant's and landlord's covenants respectively and the like provisions and conditions in all respects as are contained in the Lease and the rights and liabilities shall take effect as from the date of such disclaimer forfeiture or cessation (as the case may be) provided always that the Landlord within the period of six months after such disclaimer or exercise of the right of re-entry shall serve upon the Assignor notice in writing so to do

8.         THE ASSIGNOR'S FURTHER COVENANTS

           The Assignor further covenants with the Landlord to pay to the Landlord within 14 days of being notified of the same and to indemnify the Landlord against all reasonable costs charges fees disbursements and expenses including those of professional advisers and agents and including in each case Value Added Tax incurred by the Landlord in connection with this guarantee agreement including without limitation those arising from the obtaining of the consent or approval of the Superior Landlord in connection with this guarantee agreement and the grant of any new lease to the assignor pursuant to Clause 2.2

                              THE ELEVENTH SCHEDULE
                                 SERVICE CHARGE
                                   FIRST PART

DEFINITIONS

In this Schedule (unless otherwise stated) the expression:

           (i) "the Services" shall mean the services and facilities described in the Third Part of this schedule

           (ii) "the Service Costs" shall mean all costs and expenses whatsoever incurred by the Landlord or the Service Provider in providing all or any of the Services

           (iii) "the Accounting Period" means the year or part of a year ending on the thirty first day of December or on such other date as may from time to time be designated by the Landlord

           (iv) "the Initial Service Charge" shall mean such sum on account of the Service Costs as the Landlord shall notify to the Tenant

           (v) "the Specified Proportion" shall mean 17.15% (being such proportion as the site area of the Premises bears to the site area of the Estate including the Premises)

           (vi) "the Service Charge" shall mean in respect of each Accounting Period the Specified Proportion of the Service Costs incurred in that Accounting Period PROVIDED THAT during the first five years of the term such charge will not exceed a sum equal to (pound)0.50 multiplied by 29,724 being the number of square feet which constitutes the net internal floor area of the building erected on the Premises

           (vii) "the Common Parts" shall mean all areas structures services and amenities available for use by the whole Estate including the Premises which may at any time during the Term exist on the Estate (or which may be used or usable in connection with the Estate) so far as the same do not form part of the Premises or of any other premises on the Estate intended to be exclusively occupied by any other tenant of the Landlord which areas structures services and amenities shall include (without limitation to the generality of the foregoing):-

                       (i) the roadways walkways landscaped areas retaining walls fences and other boundary structures lighting and communal signs

                       (ii) all service channels not exclusively serving the Premises or any other premises on the Estate intended to be
                                   exclusively occupied by any other tenant of the Landlord

           (vii) "Service Provider" shall mean any person in whom the Common Parts are vested by virtue of the Superior Lease and who is under an obligation to the Landlord to provide the Services

                                 THE SECOND PART

ASCERTAINMENT AND PAYMENT OF SERVICE CHARGE

1.(a) In respect of the Accounting Period which is current at the date hereof the Tenant shall pay on the date hereof the Initial Service Charge which shall be on account of the Service Charge for the period from the commencement date of the Term until the end of the current Accounting Period

   (b) In respect of each subsequent Accounting Period during the said term the Tenant shall pay on account of the Service Charge for that Accounting Period such fair and reasonable sum as the Landlord shall in writing specify such sum to be paid by four equal instalments in advance on the days hereinbefore specified for the payment of Rent during that Accounting Period.

2. The Landlord shall cause or procure that the Service Provider shall cause proper Books of Accounts to be kept in respect of the Service Costs and as soon as practicable and in any event not later than six months after the end of each Accounting Period shall prepare and submit to the Tenant or procure that there is so prepared and submitted a written account showing therein:

                       (a) the amount of the Service Costs incurred by the Landlord or the Service Provider during the immediately preceding Accounting Period; and

                       (b)        a statement specifying the Service Charge

3. If on preparation of the said account in respect of any Accounting Period it shall become apparent that the sums paid on account of the Service Charge by the Tenant for that Accounting Period under the provisions of paragraph 1 hereof are greater or less than the Service Charge in respect of that Accounting Period then the following provisions shall have effect:-

                       (a) if the sums actually paid by the Tenant on account of the Service Charge for the said Accounting Period are greater than the Service Charge for that Accounting Period then the amount of excess shall be deducted from the sums payable by the Tenant on account of the

                                  Service Charge for the then current Accounting Period (or if the Term shall come to an end the Landlord shall forthwith upon ascertainment pay the amount of the excess to the Tenant)

                       (b) if the sums actually paid by the Tenant on account of the Service Charge for the said Accounting Period were less than the Service Charge for that Accounting Period then the amount of such deficiency shall be paid by the Tenant to the Landlord within fourteen days notice in that behalf

           The provisions of this paragraph shall continue to apply notwithstanding that the Term has come to an end but only in respect of the period down to the end of the Term

4. Any account or statement submitted to the Tenant under the provisions of this Schedule shall if signed by or on behalf of the Landlord be conclusive evidence for the purposes of this Lease (save in cases of manifest error) of the matters of fact covered by such account or statement provided that the Landlord shall upon request permit the Tenant or its auditors or procure that they are permitted to inspect at any time up to six months after delivery of an account or a statement the Books of Account in respect of the Service Costs and the vouchers and receipts for items included therein and to take extracts therefrom or copies thereof

                                 THE THIRD PART

THE SERVICES

1. Keeping the Common Parts in good and substantial repair order and decorative condition and when necessary renewing the same

2.         Keeping the Common Parts regularly cleaned and free from litter

3.         Providing an electricity and meter supply to the Common Parts

4. Effecting and maintaining third party employer and public liability insurance and any other insurances which the Landlord or Service Provider may from time to time reasonably deem necessary in respect of the Common Parts in such sums as the Landlord shall from time to time reasonably deem adequate

5. Valuing the Premises and other buildings on the Estate for insurance purposes (but not more than once every three years)

6. Removing all refuse from the Common Parts as may from time to time be reasonably required and providing and maintaining such refuse disposal systems for the Common Parts as may be reasonably required

7. The payment of all rates and other outgoings (whether or not of an annual or recurring nature) imposed or assessed on the Common Parts or any part thereof serving the Premises (whether on the owner or occupier) or upon the provisions of the Services

8. Complying in respect of the Estate as a whole or in respect of the Common Parts with:-

                       (a) any notice regulation or order of any competent authority and

                       (b)       any requirement of any Act of Parliament

9. The making of any contributions which the Landlord or the Service Provider may be liable to pay towards the expense of making repairing maintaining rebuilding or cleansing anything used by the Premises and the whole of the Estate (including the Premises) in common with other nearby premises

10. The keeping of accounts and management records and the preparing and auditing of the Service Charge accounts and other statements including the employment or engagement and the payment of the proper fees and disbursements of Surveyors Accountants or other agents in connection therewith

11. Employing managing agents (and the payment of their reasonable and proper fees and disbursements in connection therewith) to manage the Common Parts by ensuring that the other services mentioned in this part of this schedule are duly and properly provided and/or by providing such services (but so that the amount payable in respect of such management shall not exceed 10% of the Service Costs in any Accounting Period and provided that the Tenant will not bear any cost in connection with the Managing Agents collection of rents and service charges from other Tenants on the Estate)

                              THE TWELFTH SCHEDULE
                              Office Specification
             Specification for a high quality office building with
                   associated car parking suitable for a wide
                              range of occupiers.

                                      INDEX

                                  1.       Building Structure and Envelope
                                  2.       Internal Finishes to General Office
                                           Areas
                                  3.       Reception Entrance
                                  4.       Toilet Areas
                                  5.       Lift Installation
                                  6.       Mechanical Services Specification
                                           a)        Air Conditioning
                                           b)        Heating
                                           c)        Ventilation

                                           d)        Hot Water Services
                                           e)        Cold Water Services
                                           f)        Electrical Services and
                                                     Lighting
                                  7.       Hard Landscaping
                                  8.       Soft Landscaping

1.         BUILDING STRUCTURE AND ENVELOPE
           FOUNDATIONS

           The foundations to the frame, lifts and external walls consist of insitu concrete shallow pad bases and strip foundations. The ground floor slab will be ground bearing on type 2 fill and blinding. A high performance DPM will be provided to the underside of the slab.

           FRAME

           The structural frame will be a steel post and beam frame.

           STAIRCASES

           Concrete main staircases finished to receive carpet finish.

           UPPER FLOORS

           Hollow core pre-cast plank floors laid on steel beams generally with insitu reinforced concrete flat slabs to core areas as appropriate. A structural concrete topping sealed to take a raised access flooring. Superimposed design loadings generally 4 KN/m2 plus 1 KN/m2 for partitioning loads.

           ROOFS

           MAIN ROOF

           The main roof will comprise steel trusses with sloping tiled roofs with concealed rainwater gutters.

           FLAT ROOF AREAS FOR PLANT WALKWAYS

           In situ reinforced concrete slabs and pre-cast planks on steel beam structure. 80 mm rigid installation finished with Kingspan Thermatopper and Trocall single ply roofing membrane system.
           Paving slabs on spacer rings to all walkways and plant areas.

           EXTERNAL WALLS

           Cavity walls constructed using Williamson Cliff Sand Grey (or equivalent) facing brickwork. 100 mm cavity wall full fill rockwool cavity installation. 100 mm block inner leaf and stainless steel cavity wall ties. Damp proof courses will be `hyload' or similar.

           CURTAIN WALLING

           The curtain walling system will be aluminium sections, polyester powder coated double glazed units with Pilkington K glass inner leaf. Insulated lookalike panels. Windows thermally broken double glazed sealed units with Pilkington K glass inner leaf combination of fixed opening lights allowing natural ventilation. The windows will be either a Velfac or Kawneer window system.

           EXTERNAL DOORS

           The main entrance door to be revolving toughened glass and stainless steel frame. Other doors to be polyester powder coated proprietary aluminium or steel doors with integrated emergency escape ironmongery and security system.

           SOLAR SHADING

           South facing windows to have purpose made polyester powder coated aluminium fixed external louvred solar shades by Colt or equivalent.

2.         INTERNAL FINISHES TO GENERAL OFFICE AREAS

           WALLS

           Internal partitions forming cores and stair enclosures will be blockwork finished with plaster and emulsion paint.

           INTERNAL DOORS

           Ash veneered doors with ash frames.

           SKIRTINGS

           Ash hardwood or similar.

           CEILINGS

           Lift out fully accessible mineral fibre suspended ceiling system to ground floor and first floor. Ceiling heights are generally set at 2.75 m above finished floor level.

           FLOORS

           A fully accessible raised flooring system consisting of 600 x 600 fully encapsulated removable panels supported on adjustable pedestal legs to PSA medium grade finished with Infinity range open cut pile carpet tiles or similar.

           A 250 mm clear void on the ground floor and 150 mm clear void on the first floor will be provided.

           DOOR IRONMONGERY

           Door ironmongery will be Elementer or equivalent.

3.         RECEPTION ENTRANCE

           WALLS
           A glazed facade to front elevation incorporating main entrance door.

           Plaster and emulsion or vinyl paper on inner walls.

           CEILING

           Fully accessible mineral fibre suspended ceiling system incorporating feature lighting.

           FLOORS

           A fully accessible raised floor as for general office areas finished with carpet tiles.

           DOORS

           Prominent entrance with revolving automatic doors providing an air lock leading directly to reception area. Internal doors to be hardwood ash veneered with vision panels.

           IRONMONGERY

           Elementa polished aluminium ironmongery.

           STAIRCASE BALUSTRADE

           Stainless steel balustrading with wire or glazed panel infills to architect's details.

4.         MALE, FEMALE AND DISABLED TOILET AREAS

           WALLS

           Full height blockwork perimeter walls plastered. Ceramic full height wall tiles. Removable Formica laminate panels to gain access to toilet systems where not in ducts with rear access.

           Toilet cubicles and IPS system will be Thistlington or equivalent.

           FLOORS

           Floors to be finished with ceramic tiles and skirtings.

           CEILINGS

           Architecturally designed ceiling will be incorporated within toilets with feature lighting.

           VANITY UNITS

           Vanity units in corian or equivalent with full height mirrors between vanity tops and ceilings.

           SANITARY APPLIANCES

           White glazed vitreous china sanitary appliances.

           Electric hand dryers, shaving points etc.

5.         LIFT INSTALLATION

           Two No 8 person (disabled standard) electro hydraulic lift serving the ground and first floors.

           SPEED

           0.6 m per second (average)

           CLEAR OPENING

           900 wide x 2000 mm high (nominal size).

           WALLS

           Side and rear walls to have half height "tinted" mirrors above a stainless steel handrail with carpet below.

           FLOOR

           Carpet.

           CEILING/LIGHTING

           Suspended ceiling with concealed fluorescent lighting.

           DOORS

           Brush finished stainless steel.

           TELEPHONE

           Provision for emergency telephone connection by others.

6.         MECHANICAL SERVICES SPECIFICATION

6A)        AIR CONDITIONING

           The air conditioning system has been designed using the following criteria:

           EXTERNAL DESIGN CONDITIONS

           Winter                          minus 4(DEGREES CELSIUS) db 100% rh
           Summer                               28(DEGREES CELSIUS) db 22% rh

           INTERNAL DESIGN CONDITIONS

           Winter                          offices 21(DEGREES CELSIUS) db 50% rh
           Summer                          offices 22(DEGREES CELSIUS) db 50% rh

           LIMITS/CONTROL

           Temperature                     plus or minus 2(DEGREES CELSIUS)
           Humidity                        plus or minus 15% rh

           Noise NR 35 not to be exceeded in unoccupied but furnished general areas

           Occupancy                       1 person per 9 m(2) net lettable

           Fresh Air                       GREATER THAN = 15 1/s person

           CASUAL GAIN ALLOWANCES
           Lighting                        15 W/m sq
           Small Power                     25 W/m sq

           The air conditioning system is powered from rooftop fully enclosed and accessible plant rooms.

           The air conditioning system is based on a four-pipe fan coil system with all principal services contained within false ceiling voids. Services embrace secondary heating mains, secondary chilled water services, condensate lines, primary air distribution and extract ductwork.

           The design of the four-pipe fan coil air conditioning system assumes one fan coil unit per primary bay (6.0 m long x 4 m wide) of the building, assuming a notional corridor somewhere in the central waist of the building.

           Control of each zone is afforded by means of motorised valves operated in sequence by a return air thermostat at the air inlet point to the fan coil. Tempered primary air is fed directly to the occupied zone, this is the primary air system.

           The layout of the fan coil units will provide for subdivision of the accommodation based on a 3m grid but should the tenant require further subdivision, it is possible to serve smaller zones with some ductwork alterations.

           Primary service ducts are located in each toilet core at ground and first floor levels and these permit the installation of sub-distribution heating and cooling mains, primary supply and extract ductwork systems.

           Control of individual room conditions by zone is achieved automatically at the fan coil. In each case the design of the controls installation allows remote adjustment of individual fan coils from the BMS control stations which are interlinked to permit the transmission of information about the status of the services by means of micro processor based computer controls.

           The installation comprises a duplex (double) circuit chiller with integral condenser.

           The duplex aspect of the chiller provides a degree of standby capacity in that it is possible to support part of the system whilst the second part is being maintained.

           The foyer area is provided also with air conditioning by means of fan coil units and linear grilles, concealed within either false ceiling or roof voids as appropriate. Control to the foyer is achieved in the same way as for the offices, with the opportunity to provide remote control from any of the control panels.

6b)        HEATING

           Heating is provided by means of a multiple bank of natural gas-fired boilers.

           The boiler plan control provides the opportunity to sequence boilers for load sharing purposes and for reasons of economy.

           The boilers have a dilution flue system discreetly discharging from the plant room.

           The boiler plant room houses pumping equipment, holding system.

           All pump sets are provided in duplicate to provide run and standby facilities and changeover is achieved automatically upon loss of flow.

           The boiler plant provides primary heat to the air conditioning installations, the toilet ventilation supply system and the small number of radiators provided in secondary staircases.

6c)        VENTILATION

           Ventilation for occupancy purposes is provided via the rooftop primary air plant described previously.

           The supply and extract primary air plant incorporates filtration, heating, cooling and heat recovery.

           Additionally, toilet cores are provided with air handling units incorporating heating and heat recovery.

6d)        HOT WATER SERVICES

           Hot water is provided by local electrical, mains pressurised water heaters.

6e)        COLD WATER SERVICES

           An incoming main serves the development and each core is provided with its own cold water system and mains water points and provision for future waste stack pipes are provided at strategic positions around the building to facilitate a tenants own catering/vending requirements.

6f)        ELECTRICAL SERVICES AND LIGHTING

           INCOMING SUPPLY

           The development is served by an SEEB supply, terminating in a substation enclosure.

           The primary power supply to the building runs from the switchroom to the incoming switch-gear position at which the service is broken down into individual sub-mains to feed the various areas of the building.

           SMALL POWER

           The building is provided with six large electrical risers intended for small power and lighting, plus four communications distribution risers for use by the tenant.

           In the case of small power, sub-mains cables are arranged to feed sub-distribution boards at each floor level, in each riser.

           All office areas are provided with high quality raised floors, which provide access for installing small power and communication wireways, in the form of fixed installations, The small power three phase distribution boards in each riser position are provided with a capacity for one double socket outlet circuit per 10 square metres.

           The installation comprises all underfloor tray and 3 compartment trunking plus floor boxes at one per 10 sq metres, including wiring.

           Power outlets are provided throughout all the common parts in the form of occasional power points for cleaning purposes.

           TELEPHONE SERVICES AND COMMUNICATIONS WIREWAYS

           The site is served by a series of underground ducts and drawpits emanating from the site boundary and running to the incoming switch room position.

           British Telecom have supplied their standard incoming ducts with sealing glands.

           It is assumed that the tenant will provide sub-distribution wireways within the raised floors.

           OFFICE LIGHTING

           Office lighting has been designed to achieve 450 lux average service illuminance.

           The light fittings will be integrated into the false ceiling to harmonise with the air distribution grilles.

           Category 2 lighting system to office areas.

           RECEPTION AREA LIGHTING

           The entrance, landing areas and main staircase are provided with decorative low voltage tungsten halogen lighting.

           EXTERNAL AND FLOOD LIGHTING

           The external areas of the development are provided with attractive feature flood lighting.

           In the case of the surface car parking, lighting is provided from lamp standards, but in other areas bollard-type fittings are used.

           Some areas of floodlighting are provided to the elevations and external areas generally.

           EMERGENCY LIGHTING

           Emergency lighting is integrated with the general fittings throughout the building by means of self-contained battery units.

           FIRE ALARMS

           The development is served by an intelligent addressable fire alarm system that monitors equipment condition and reduces the likelihood of false alarms

           The system incorporates automatic detection in plant areas, breakglass manual call points and sounders throughout.

           The fire alarm system is interconnected with the mechanical services control panels to detect smoke in ventilation systems and raise alarms.

7.         HARD LANDSCAPING

           GROUND FLOOR TERRACES

           Concrete block paviors

           ENTRANCE

           Tegular block paviors

           RETAINING WALLS

           Concrete retaining walls with Williamscliff facing brickwork. Concrete steps.

           FOOTPATHS

           Concrete block paviors

           CYCLE PARKING

           Covered and open cycle parking will be provided in accordance with local planning policies.

           EXTERNAL VEHICULAR PARKING

           Concrete block paviors to the entrance/visitors parking areas and staff parking.

8.         SOFT LANDSCAPING

           Extensive landscaping to the perimeter of the site and individual specific feature planting within the hard landscape and car parking areas. For external lighting see Services Specification.


                             THE THIRTEENTH SCHEDULE
                         Specified Fixtures and Fittings

1.         WINDOWS AND EXTERNAL DOORS

1.1        EXTERNAL WINDOW AND DOOR ANCILLARIES

           Painted MDF window boards

2.         INTERNAL WALLS

2.1        LABORATORY AREAS, ANCILLARY ROOMS AND ADMINISTRATION

           Solid partitions, metal studwork with plasterboard facing, acoustic cavity insulation to give 50dB attenuation, either terminated at ceiling level or tied to structure at head as required. Partially or fully glazed partitions, Unilok Mistral or similar with polyester powder coated metal framing, double glazed, some with venetian blinds between panes. Glass block walls, reinforced glass blocks, acid etched back finish, Luxcrete or similar.

2.2        PLANTROOM

           Solid partitions, metal studwork with moisture resistant plasterboard facing, either terminated at ceiling level or tied to structure at head as required

3.         INTERNAL DOORS

3.1        LABORATORY AREAS AND SERVICE RISERS

           Ash veneer faced, solid cores, with clear polish plate safety glass vision panels where specified. Sliding doors to CADD room.

3.2        ADMINISTRATION AREAS

           Ash veneer faced solid core. Glass doors to meeting rooms and entrance to reception area.

4.         WALL FINISHES

4.1        LABORATORIES AND ADMINISTRATION AREAS

           Paint on all studwork and plasterboard walls. Plaster and paint on outward facing surfaces of blockwork walls to core areas and stairwells. Ceramic tile splashbacks to kitchen units. Panelling to window in vented cold room. Specialist coating, Altro Whiterock or similar, to ground floor Category 3 laboratory and multi-gym showers.
4.2        PLANT ROOM

           Emulsion paint to plant room metal studwork and moisture resistant plasterboard walls.

5.         FLOOR FINISHES

5.1        ADMINISTRATION AREA

           Generally proprietary raised 150 mm access floor above structural floor, comprising adjustable metal props, fully encapsulated floor panels. Panels fully interchangeable. Panels incorporate floor boxes set into floor panels. Flooring in seminar room on a sleeper wall configuration, Junkers Flooring system or similar to accommodate floor boxes. Ash skirting with shadow gap.
           Higher quality carpet in main entrance area.

5.2        STAIRS 1

           Carpet, specification to be confirmed

5.3        FINISH IN LABORATORY AREA AND ANCILLARY ROOMS, (NOT COLD ROOMS)

           Latex screed if required. Proprietary vinyl or rubber non-slip safety flooring with self coved skirting, rubber either studded or hammered, finish to be advised.

5.4        MULIT-GYM

           Junkers Flooring System or similar.

6.         CEILING FINISHES

6.1        CHEMISTRY LABORATORY AND ANCILLARY ROOMS

           Plenum suspended ceiling comprising demountable, perforated metal tiles, powder coated white as Burgess or similar, concealed grid with integral light fittings.

6.2        BIOLOGY LABORATORY AND ANCILLARY ROOMS

           Impervious, smooth, metal demountable ceiling as Burgess or similar, concealed grid with integral light fittings.

6.3        CATEGORY 3 LABORATORY

           Mist coat and two coats emulsion paint to soffit of structural concrete floor and decorations to any mechanical and electrical services.

6.4        ADMINISTRATION AREAS AND WRITE UP GENERALLY

           Suspended ceiling, exposed grid with mineral fibre tile. 15 mm grid as Armstrong Microlok Cortega or similar, type to be advised.

6.5        RECEPTION AREA

           Suspended ceiling, non-accessible plasterboard, Gyproc MF or similar with skimmed finish.

7.         INCOMING MAINS WATER SUPPLY

7.1        INCOMING SERVICE MAIN

           Incoming service main routed from foot of service riser at 1C to cold water storage facility in plant room.

8.         INCOMING MAINS GAS SUPPLY

8.1 Incoming service main routed from foot of service riser at 1C to boiler room

9.         VENTILATION AND AIR CONDITIONING

9.1        FRESH AIR INTAKES AND PLENUMS

           Rectangular section ductwork and plenums, various sizes up to 4,500 x 2,500 mm, connected to inside face of external louvre panel and intakes of air handling units in main plant room.

9.2        AIR HANDLING PLANT FOR GROUND FLOOR LABORATORIES

           Air handling unit, up to 7.5m3/hr with 15 kW motors, to provide supply air cooled/tempered to 20 C in space, located in main plant room with individual zonal heater batteries to serve specialist laboratory areas.

9.3        AIR HANDLING PLANT FOR FIRST FLOOR LABORATORIES

           Air handling unit, up to 18 m3/hr with 15 kW motors, to provide supply air cooled/tempered to 20 C in space, located in main plant room.

9.4        AIR HANDLING PLANT FOR ADMINISTRATION AREAS

           Air handling unit for fresh air supply, up to 3.3 m3/hr with 5 kW motors, providing 91/s/person, in main plant room.

9.5        COOLING PLANT FOR ADMINISTRATION AREAS/OPEN PLAN LABORATORY AT GROUND
           FLOOR

           Four pipe fan coil units installed in ceiling voids.

9.6        COOLING PLANT FOR FIRST FLOOR LABORATORY AREAS

           Air handling unit for Cat 3 laboratory, 0.7 m3/s with 1.1 kW motor. Air handling unit for radiochem laboratory 1.4 m3/s with 1.1 kW motor.

9.7        AIR HANDLING PLANT FOR TOILET AREA

           Air handling unit for fresh air, up to 1.1 m 3/hr with 1.1 kW motors, in main plant room.

9.8        PRIMARY DUCTWORK FOR LABORATORY SUPPLY AIR

           Rectangular section ducts, up to 2,200 x 2,200 mm, suspended from roof of main plant room with attenuator in main plant room.

9.9        PRIMARY DUCTWORK FOR TOILETS AND ADMINISTRATION AREAS

           Rectangular section ducts, up to 600 x 600 mm, suspended from roof of main plant room with attenuator in main plant room.

9.10       SECONDARY DUCTWORK TOILET AREA

           Circular section, up to 350 mm dia, in service risers and suspended within ground and first floor ceiling voids. Ducts terminated in service riser.

10.        HEATING

10.1       BOILER

           Modular boiler system, capacity 1,425 kW with associated pumps, pressurisation units and controls, located in boiler room within main plant room.

10.2       LPHWS TO FAN COIL UNITS AND AIR HANDLING UNITS

           Feed and return pipework, up to 150 mm dia suspended from plant room ceiling, installed in service risers and in ceiling voids.

10.3       LPHWS TO TOILETS, STAIRS, LOBBIES AND LANDINGS

           Feed and return pipework, up to 25 mm dia suspended from plant room ceiling, installed in ducts and in ceiling voids.

11.        COOLING

11.1       CHILLER

           Packaged air cooled chiller up to 850 kW, located within external compound

11.2       FEED AND RETURN PIPEWORK

           CHW feed and return pipes routed from chiller enclosure to plant room at head of service riser C1.

11.3       DISTRIBUTION PIPEWORK

           Distribution pipework within plant room, service risers and ceiling voids, connecting to air handling and fan coil units, including buffer vessel pump set and pressurisation unit.

12.        DOMESTIC HOT AND COLD WATER SERVICES

12.1       HOT WATER STORAGE

           Rycroft or similar 500 litre hot water storage tank in plant room.

12.2       COLD WATER STORAGE

           Dewey Waters or similar 24 m3 cold water storage tank in plant room with booster set.

12.3       HWS AND CWS MAINS IN LABORATORIES, ANCILLARY ROOMS AND ADMINISTRATION

           Small diameter pipework within plant room, service risers and ceiling voids, connecting to all points of use. Mains water connected directly to catering areas.

13.        LABORATORY EXTRACT SYSTEMS

13.1       DISCHARGE FLUES

           Three discharge flues, with integral weather-proof flashing, through roof above main exhaust plant room. Flues 1,400 mm dia, 3,000 mm high with non-structural cladding.

13.2       MAIN EXTRACT FANS

           Three centrifugal fan units, up to 15 m3/hr with 10 kW motors housed within ventilated main exhaust plant room.

13.3       PRIMARY DUCTWORK

           Rectangular section, up to 2,500 x 1,500 mm, suspended from roof of main plant room with attenuator and manifold within main exhaust plant room.

13.4       SECONDARY EXTRACT FANS

           36 centrifugal fan units, up to 2 m3/hr with 1.1 kW motors floor mounted in main plant room. (PVC and galvanised constructions).

14.        INCOMING MAINS ELECTRICITY SUPPLY

14.1       MAINS INCOMING SWITCHBOARD/LOW VOLTAGE INCOMING MAINS

           Main distribution switchboard complete with interconnecting cables from external feeder pillar. 30% allowance made for spare ways and capacity to provide for medium term expansion, size approx.
           5,200 mm long located in plant room.

15.        LIGHTING INSTALLATIONS

15.1       LABORATORY AREAS AND ANCILLARY ROOMS

           Creed Taurus sealed lighting units with Cat 2 louvres polycarbonate seal diffusers in ceiling grid to provide minimum 500 Lux in all areas, louvres sealed type to prevent contamination. Integral battery inverter packs fitted in appropriate units to comply with BS 5266.

15.2       ADMINISTRATION AREAS

           Whitecroft soft cell lighting units with Cat 2 diffusers in ceiling grid to provide average 450 Lux in all areas, combined soft cell/VDU fittings. Integral battery inverter packs fitted in appropriate units to comply with BS5266.

15.3       BUILDING FAHADE LIGHTING

           Downlights/wall washers on two building elevations to provide feature lighting and pathway lighting in these areas.

16.        FIRE ALARM INSTALLATION

16.1       LABORATORY AREAS, ANCILLARY ROOMS, ADMINISTRATION

           Stalleon fire alarm system to BS 5839 Category L1/P1 system with alarm transmission to remote manned station, with Kidde analogue addressable panel, sounders, call points, smoke and heat detectors. 3 loop, Appollo detector protocol.

17.        SECURITY SYSTEMS

17.1       INTRUDER ALARMS

           Addressable intruder alarm system of internal perimeter protection with supplementary window and door contacts to cover all points of entry with facility for alarm transmission to remote manned station.

17.2       CCTV

           Four Sony or similar pan, tilt and zoom external colour CCTV cameras, building mounted, with 2 nr Sony or similar internal static colour cameras. Cameras linked to internal colour monitor with multiplexor control and video recording equipment.

17.3       DOOR ACCESS CONTROL SYSTEMS

           Direct Communications or similar intercom system on both main doors linked to reception desk, with card reader and door open facilities controlled from desk.

18.        ELECTRICAL CONTROL OF MECHANICAL PLANT

18.1       BUILDING MANAGEMENT SYSTEM
           Trend or similar building management system to control all mechanical systems inclusive of intelligent front end with graphics package to enable interrogation, monitoring and fault finding in systems. Located in plant room, interfaced to motor control panel.

18.2       CONTROL PANEL

           Motor control panel linked to all systems to provide motor starters and equipment power including final connections to plant. Size typically 5,000 mm long, located in plant room.

19.        EARTHING AND BONDING

19.1       LABORATORIES AND ADMINISTRATION AREAS

           Earthing and bonding system in accordance with BS 7671.

20.        LIFT INSTALLATION

20.1       FINISHES TO PASSENGER LIFT FLOOR

           Carpet.

21.        FITTINGS

21.1       RECEPTION DESK

           Purpose designed and manufactured reception desk complete with data, telephone, security, electrical and CCTV outlets.

21.2       ENTRANCE MATS

           Entrance mats to reception area and escape stairs.

21.3       KITCHEN AREAS

           Four kitchenettes comprising sink, work-top with cupboards over, excluding appliances.

21.4       WINDOW BLINDS

           Venetian blinds or roller blinds to windows generally, blackout blinds to 18P and 12P meeting rooms and CADD.

22.        BUILDERS WORK IN CONNECTION WITH SERVICES

22.1       PLANT SUPPORTS

           Steelwork support frame to plant room water tanks, primary extract duct and main distribution pipework in plant room. Halfen or similar support grid to soffit of precast concrete floors, sundry secondary support steelwork.

22.2       BASES FOR EXTRACT FANS AND BOILER

           Steelwork frame machine bases and plant support plinths.

22.3       BASES OTHER THAN FOR EXTRACT FANS AND BOILER

           Steelwork frame machine bases and plant support plinths.

22.4       DUST PROOFING

           Dust proofing surface of Plant Room slab and soffit of all precast concrete planks.

22.5       FIRE STOPPING - NOT CORE AREAS

           Structural reinforced concrete infill to service risers and other wall or slab penetrations.

23.        SITE DUCT WORK AND CABLING

23.1       BT TELECOMMUNICATIONS CABLES

           BT cables installed in telecommunications ducts.

23.2       INCOMING POWER CABLES

           Power cables installed in ducts routed from the main switchboard via the main incoming services duct the transformer compound

23.3       POWER/DATA CABLES

           Cables installed in data/power cable ducts.

24.        EXTERNAL BUILDINGS

24.1       EXTERNAL SERVICES COMPOUND

           Building comprising chiller compound, flammable goods store and covered cycle storage, including foundations and ground slabs.

24.2       WASTE COLLECTION ENCLOSURE

           Uncovered caged waste collection enclosure.

IN WITNESS whereof the parties hereto have executed this Lease as a deed the date first above written.

THE COMMON SEAL of PEPTIDE THERAPEUTICS    )
GROUP PLC was hereunto affixed             )
in the presence of:                        )

                                           Director: /s/ Gordon Cameron

                                           Secretary: /s/ Nicolas Higgins